Exhibit 10.2

VOTING AND SUPPORT AGREEMENT OF SILVERSUN TECHNOLOGIES, INC.

This Voting and Support Agreement (this “Agreement”), dated as of September 29, 2022, is entered into by and among Rhodium Enterprises, Inc., a Delaware a corporation (the “Company”), each of the Persons signatory to this Agreement (each, a “Stockholder”) and SilverSun Technologies, Inc., a Delaware corporation (“Parent”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Rhodium Enterprises Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub I”), Rhodium Enterprises Acquisition LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub II”), and the Company have entered into that certain Agreement and Plan of Merger, dated as of the date of this Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth in the Merger Agreement) (i) Merger Sub I will merge with and into the Company (the “First Merger”) with the Company surviving the First Merger as a wholly owned subsidiary of Parent, (ii) then, the Company will merge with and into Merger Sub II (the “Second Merger”) with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of Parent, (iii) by virtue of the First Merger, holders of Company Common Stock will receive for each share of Company Common Stock (other than Dissenting Shares and Excluded Company Shares) held as of the First Effective Time, the Class A Merger Consideration or Class B Merger Consideration, as applicable, and holders of Merger Sub I Common Stock will receive for each share of Merger Sub I Common Stock held as of the First Effective Time, one validly issued, fully paid and nonassessable share of common stock of the First Surviving Company, and (iv) by virtue of the Second Merger, each share of capital stock of the First Surviving Company shall be cancelled and holders of each limited liability company interest of Merger Sub II will receive for each limited liability company interest of Merger Sub II held immediately prior to the Second Effective Time, one validly issued, fully paid and (to the extent applicable) nonassessable limited liability company interest of the Surviving Company, as applicable;

WHEREAS, as of the date of this Agreement, each Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated under the Exchange Act, the “Exchange Act”)) of and is entitled to dispose of and vote the number of shares of Parent Common Stock set forth on each such Stockholder’s signature page to this Agreement (the “Owned Shares”; the Owned Shares and any additional shares of voting securities of Parent (or any securities convertible into or exercisable or exchangeable for voting securities of Parent) in which each Stockholder acquires record and beneficial ownership after the date of this Agreement, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, Parent has agreed to obtain this Agreement executed by each of the directors, executive officers and certain stockholders of Parent.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound, the Company, Parent and each Stockholder, severally and not jointly, agree as follows:

1.    Agreement to Vote.  Prior to the Expiration Time (as defined below), each Stockholder, in his, her or its capacity as a stockholder of Parent, irrevocably and unconditionally agrees that, at any meeting of the stockholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement of such meeting, or in any other circumstance in which the vote, consent or other approval of the stockholders of Parent is sought, including for the avoidance of doubt, the Parent

Stockholders Meeting (each, a “Stockholders Meeting”)), such Stockholder shall, and shall cause any other holder of record of any of the Stockholder’s Covered Shares, to:

a.    appear at each Stockholders Meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present at such meeting for the purpose of establishing a quorum;

b.    vote, or cause to be voted, at each such Stockholders Meeting, in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Stockholder’s Covered Shares owned as of the record date for such Stockholders Meeting in favor of the Transactions, including the Mergers, the adoption of the Merger Agreement and the Ancillary Agreements and any other matters necessary or reasonably requested by Parent for consummation of the Transactions, including the Mergers, and the other transactions and actions contemplated by the Merger Agreement and the Ancillary Agreements, including the adoption of the Parent Certificate of Incorporation and any certificate of designation, the Parent Bylaws and the 2022 Plan, and any proposal to adjourn or postpone the Parent Stockholders Meeting recommended by Parent to the extent permitted or required by Section 5.06 of the Merger Agreement; and

c.    vote or cause to be voted at each such Stockholders Meeting, in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Stockholder’s Covered Shares against any Takeover Proposal, Alternative Acquisition Agreement or merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of Parent and any other action that (i) would reasonably be expected to compete with, impede, interfere with, delay, postpone, impair, frustrate, discourage or adversely affect any of the Transactions, including the Mergers or any of the other transactions contemplated by the Merger Agreement, result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger Agreement or inhibit the timely consummation of any other obligation or agreement in the Merger Agreement or this Agreement or (ii) would result in the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03 of the Merger Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement; provided, however, that nothing in this Agreement shall limit or restrict the Stockholder from voting on any matter other than those explicitly set forth in this Section 1(c), in such Stockholder’s sole discretion.

The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Transactions, including the Mergers or any other action described above is recommended by the Parent Board or the Parent Board has effected a Parent Adverse Recommendation Change. For purposes of this Agreement, “Person” shall mean any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.

Until the Expiration Time, each Stockholder irrevocably appoints as its proxy and attorney-in-fact, Parent and any other Person designated in writing by Parent, each of them individually, with full power of substitution and re-substitution, to vote the Covered Shares, or grant consent or approval in respect of the Covered Shares, held by such Stockholder from time to time, regarding the matters referred to in this Section 1 as provided in this Agreement prior to the Expiration Time at any Stockholders Meeting at which any of the matters described in this Section 1 are to be considered, including the Parent Stockholders Meeting; provided, however, that each Stockholder’s grant of the proxy contemplated by this Section 1 shall be effective if, and only if, such Stockholder has not delivered to the Secretary of Parent (or other authorized officer) at least ten (10) Business Days prior to the Stockholders Meeting at which any of the matters described in this Section 1 is to be considered a duly executed irrevocable proxy card validly directing that the Covered Shares held by such Stockholder at such time be voted, or consent be given, in accordance with this Section 1. This proxy is coupled with an interest and is given as an additional inducement of the Company to enter into the Merger Agreement and shall be irrevocable except upon termination of this Agreement, at which time any such proxy shall terminate. Each Stockholder (solely in its capacity as a stockholder of Parent) shall take such further actions or execute such other instruments as may be necessary to effectuate the intent of this proxy. Parent may terminate this proxy with respect to any Stockholder at any time at its sole election by written notice provided to the applicable Stockholder. Each Stockholder affirms that the irrevocable proxy granted in this Section 1 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder further affirms that the irrevocable proxy granted in this Section 1 is coupled with an interest and may under no circumstances be revoked so long as the Stockholder has not delivered an executed irrevocable proxy card validly directing the vote of such Stockholder’s Covered Shares pursuant to the first sentence of this paragraph. Each Stockholder further ratifies and confirms that such irrevocable proxy may lawfully vote, or cause to be voted, all of the Covered Shares in favor of the actions contemplated this Agreement by virtue of being granted such proxy. Without limiting the generality of the foregoing, such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If for any reason the proxy granted in this Section 1 is not irrevocable, each Stockholder agrees to vote the Covered Shares in accordance with this Section 1.

2.    No Inconsistent Agreements.  Each Stockholder covenants and agrees that the Stockholder shall not, at any time prior to the Expiration Time, (i) deposit any or all of the Covered Shares into a voting trust or enter into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares, (ii) grant a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares (except as set forth in this Agreement), or (iii) enter into any Contract, agreement or undertaking, or take any other action, that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, make any representation or warranty of such Stockholder contained in this Agreement untrue or incorrect or in any way restrict, limit or interfere with the performance of such Stockholder’s obligations under this Agreement or the transactions contemplated by this Agreement or by the Merger Agreement.

3.    Termination.  This Agreement shall automatically terminate, without any notice or other action by any party, be void ab initio and no party shall have any further obligations or liabilities under this Agreement, upon the earliest of (i) the Effective Time, (ii) the valid termination of the Merger Agreement in accordance with Article VII of the Merger Agreement, (iii) the time this Agreement is terminated upon the mutual written agreement of the Company, Parent, and each Stockholder party to this Agreement, or (iv) the date on which any amendment to the Merger Agreement is effected that materially reduces the economic benefits to the Stockholders (the earliest such date under clauses (i)-(iv) being referred to in this Agreement as the “Expiration Time”); provided, that the provisions set forth in Sections 10 to 19 of this Agreement shall survive the termination of this Agreement; provided, further, that nothing in this Section 3 shall relieve any party from Liability for any fraud, intentional misrepresentation or willful and material breach of this Agreement prior to such termination.

4.    Representations and Warranties of the Stockholders.  Each Stockholder, severally and not jointly, represents and warrants to the Company as to itself as follows:

a.    The Stockholder is the sole and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, its Owned Shares. Except as permitted by this Agreement, the Owned Shares and the certificates representing the Owned Shares, if any, are now, and at all times prior to the Expiration Time will be, free and clear of all Liens other than as created by this Agreement. As of the date of this Agreement, other than the Owned Shares and any other shares of capital stock of Parent that become Covered Shares that the Stockholder acquires record or beneficial ownership after the date of this Agreement that is either permitted pursuant to, or acquired in accordance with, Section 5.02(c)(iii) of the Merger Agreement, the Stockholder does not own beneficially or of record, and does not have any right to acquire, any shares of capital stock of Parent (or any securities convertible into shares of capital stock of Parent).

b.    The Stockholder (i) except as provided in this Agreement, has, and will have at all times through the Expiration Time, full and sole voting power, power of disposition and power to issue instructions with respect to the matters set forth in this Agreement, in each case, with respect to all of the Stockholder’s Covered Shares, (ii) has not deposited any or all of the Covered Shares into a voting trust or entered into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares, (iii) except as provided in this Agreement, has not granted a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

c.    The Stockholder (i) if a legal entity, is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement or (ii) if an individual, has legal competence and capacity to enter into this Agreement and all necessary authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, in either case, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles. If the Stockholder is an individual and is married, and any of the Covered Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Stockholder’s spouse, enforceable against the Stockholder’s spouse in accordance with its terms.

d.    Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by the Stockholder of this Agreement, the consummation of the transactions contemplated by this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement).

e.    The execution, delivery and performance of this Agreement by each Stockholder does not, and the consummation of the transactions contemplated by this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) will not, constitute or result in (i) if the Stockholder is a legal entity, a breach or violation of, or a default under, the certificate of incorporation, limited liability company agreement or similar organizational or governing documents of the Stockholder, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on the Covered Shares pursuant to any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated by this Agreement), compliance with the matters referred to in Section 4(d), under any applicable Law to which the Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, loss, acceleration, Lien or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement).

f.    As of the date of this Agreement, there is no Legal Action, proceeding or, to the Stockholder’s knowledge, investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that questions the beneficial or record ownership of the Stockholder’s Owned Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement.

g.    The Stockholder has received and reviewed a copy of the Merger Agreement. The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon each Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained in this Agreement.

5.    Certain Covenants of the Stockholders.  Except in accordance with the terms of this Agreement, each Stockholder covenants and agrees, severally and not jointly, as follows:

a.    The Stockholder, solely in such Stockholder’s capacity as a director or officer of Parent, agrees not to, directly or indirectly, take any action that would violate Section 5.04 of the Merger Agreement. Without limiting the generality of the foregoing, each Stockholder will immediately cease, and will cause its Representatives to immediately cease, any discussions or negotiations with any Person that may be ongoing with respect to any Takeover Proposal or Alternative Acquisition Agreement or any proposal that would reasonably be expected to lead to a Takeover Proposal.

b.    Each Stockholder agrees that, from and after the date of this Agreement and until the Expiration Time, such Stockholder shall not, directly or indirectly, nor shall it authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, respond to or propose, or encourage, facilitate or assist in, any proposal or offer, that constitutes, or could reasonably be expected to lead to, any Takeover Proposal, (ii) terminate, waive, amend or modify any provision of any existing confidentiality, standstill or similar agreement with respect to a potential Takeover Proposal, except as specifically permitted by the Merger Agreement, (iii) other than informing Persons of the existence of the obligations under this Section 5(b), enter into, continue or otherwise participate in any discussions, negotiations or other communications, or any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement regarding or related to, or furnish to any Person any confidential or other non‑public information of the Parent Entities and their Subsidiaries for the purpose of encouraging, facilitating or responding to, any Takeover Proposal or any proposal or inquiry that is reasonably expected to lead to a Takeover Proposal, (iv) recommend for approval or authorize the entry of, or enter into or propose to enter into any agreement requiring a Parent Entity or any of their respective Subsidiaries to abandon, terminate or fail to consummate the Transactions, or (v) resolve or agree to do any of the foregoing. Each Stockholder acknowledges and agrees that, in the event any Representative of such Stockholder (acting in its capacity as such) takes any action that if taken by such Stockholder would be a breach of this Section 5, the taking of such action by such Representative will be deemed to constitute a breach of this Agreement (including this Section 5) by such Stockholder. Notwithstanding anything to the contrary in this Section 5 each Stockholder and its Representatives may engage in such activities at such times and to the extent that Parent or any of its Representatives is permitted to engage in such activities pursuant to the terms of the Merger Agreement, but only if such Stockholder and its Representatives comply with the terms of the Merger Agreement as if it were Parent or one of its Representatives.

c.    Each Stockholder agrees not to, directly or indirectly, prior to the Expiration Time, except in connection with the consummation of the Transactions, including the Mergers, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), offer to Transfer or consent to any Transfer or enter into any Contract, option or other agreement or understanding with respect to the Transfer of any or all of such Stockholder’s Covered Shares, or (ii) take any action or agree or commit to take any action that would make any representation or warranty of such Stockholder contained in this Agreement untrue or incorrect or have the effect of preventing or materially delaying the Stockholder from or in performing its obligations under this Agreement; provided, however, that nothing in this Section 5 shall prohibit a Transfer (A) if the Stockholder is not an individual, to an Affiliate of the Stockholder, (B) occurring by will, testamentary document or intestate succession upon the death of a Stockholder who is an individual or (C) pursuant to community property Laws or divorce decree (each, a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement in respect of the Covered Shares so Transferred and any Covered Shares subsequently acquired; provided, further, that any Transfer permitted under this Section 5(c) shall not relieve the Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 5(c) with respect to the Stockholder’s Covered Shares shall be null and void ab initio.

d.    Each Stockholder authorizes Parent to maintain a copy of this Agreement at either the executive office or the registered office of Parent.

e.    Each Stockholder agrees to notify the Company promptly in writing of the number and description of any additional shares of Parent Common Stock acquired by such Stockholder subsequent to the date of this Agreement.

f.    Each Stockholder agrees not to, during the period beginning on the Closing Date and ending on the earlier of the date that is (i) ninety (90) days after the Closing Date and (ii) the date that a shelf registration statement filed pursuant to the Registration Rights Agreement becomes effective (the “Lock-up Period”), (A) lend; offer; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, in each case whether effected directly or indirectly, any Covered Shares, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (A) or clause (B) above is to be settled by delivery of Covered Shares or other securities, in cash, or otherwise or (C) publicly announce the intention to effect any of the transactions covered in clause (A) and clause (B) above.

6.    Further Assurances.  From time to time, at Parent’s or the Company’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement and the Merger Agreement.

7.    Disclosure.  Each Stockholder authorizes the Company and Parent to publish and disclose in any announcement or disclosure to the extent required by Law, rule or regulation by the SEC the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Parent have provided the Stockholder with a reasonable opportunity to review and comment upon such announcement or disclosure, which comments the Company and Parent will consider in good faith.

8.    Changes in Capital Stock.  In the event of a stock split, stock dividend or distribution, or any change in Parent’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9.    Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each party to this Agreement.

10.    Waiver.  Any party to this Agreement may, at any time prior to the Expiration Time, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 9 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. Notwithstanding the foregoing, no failure or delay by any party in exercising any right under this Agreement shall operate as a waiver of such right nor shall any single or partial exercise of such right preclude any other or further exercise of any other right under this Agreement.

11.    Notices.  All notices and other communications required or otherwise provided pursuant to this Agreement shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

if to a Stockholder, to it at the address and other contact information set forth on such Stockholder’s signature page to this Agreement;

if to the Company, to it at:

Rhodium Enterprises, Inc.

7546 Pebble Drive, Building 29

Fort Worth, Texas 76118

Attention: Chase Blackmon, Chief Executive Officer; Nick

Cerasuolo, Chief Financial Officer

E-mail: chaseblackmon@rhdm.com;

nickcerasuolo@rhdm.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Thomas Laughlin, P.C.; Jack Shirley; Douglas E. Bacon, P.C.;

Matthew R. Pacey, P.C.; Anne Peetz

E-mail: thomas.laughlin@kirkland.com;

jack.shirley@kirkland.com;

doug.bacon@kirkland.com; matt.pacey@kirkland.com;

anne.peetz@kirkland.com

if to Parent, to it at:

SilverSun Technologies, Inc.
120 Eagle Rock Avenue

East Hanover, NJ 07936
Attention: Mark Meller, Chief Executive Officer
Telephone: (973) 758-6100
Email: meller@silversuntech.com

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830
Attention: Joseph Lucosky; Chris Haunschild

Email: jlucosky@lucbro.com; chaunschild@lucbro.com

All such notices or communications shall be deemed to have been delivered and received: (i) if delivered in person, on the day of such delivery, (ii) if by electronic mail, on the day on which such electronic mail was sent and duly delivered, (iii) if by certified or registered mail (return receipt requested), postage prepaid, on the third (3rd) Business Day after mailing or (iv) if by reputable overnight delivery service, on the first (1st) Business Day after mailing.

12.    No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of any Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of each Stockholder shall remain vested in and belong to such Stockholder, and the Company shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Company or exercise any power or authority to direct such Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided in this Agreement.

13.    Entire Agreement.  This Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) and any Ancillary Agreement as to which the Company or Parent, on the one hand, and the Stockholders on the other hand, are parties constitute the entire agreement among the parties relating to the subject matter of this Agreement and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties to this Agreement or any of their respective Subsidiaries relating to the transactions contemplated by this Agreement.

14.    No Third-Party Beneficiaries.  Each Stockholder agrees that its representations, warranties and covenants set forth in this Agreement are solely for the benefit of Parent and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement, including the right to rely upon the representations and warranties set forth in this Agreement, and the parties to this Agreement further agree that this Agreement may only be enforced against, and any Legal Action that may be based upon, arise out of or relate to this

Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties to this Agreement.

15.    Assignment; Successors.  Except in connection with Permitted Transfers, no party to this Agreement shall assign this Agreement (in whole or part) without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 15 shall be null and void, ab initio.

16.    Remedies.  All rights, powers and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party to this Agreement shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

17.    Enforcement.  The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 17 shall not be required to provide any bond or other security in connection with any such injunction.

18.    Capacity as a Stockholder.  Notwithstanding anything in this Agreement to the contrary, each Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of Parent, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions or inactions of any Affiliate, Representative or designee of the Stockholder or any of its Affiliates in his or her capacity, if applicable, as an officer or director of any other Person.

19.    Miscellaneous. The provisions set forth in Sections 8.02 (Interpretation), 8.04 (Governing Law), 8.05 (Submission to Jurisdiction; Service), 8.06 (Waiver of Jury Trial), 8.12 (Severability), and 8.17 (Counterparts; Effectiveness), of the Merger Agreement, as in effect as of the date of this Agreement, are incorporated by reference into, and shall be deemed to apply to, this Agreement, mutatis mutandis.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SILVERSUN TECHNOLOGIES, INC.

By:	/s/ Mark Meller
Name: Mark Meller
Title: Chief Executive Officer

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

RHODIUM ENTERPRISES INC.

By:	/s/ Chase Blackmon
Name: Chase Blackmon
Title: Chief Executive Officer

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

STOCKHOLDER:

By:	/s/ Mark Meller
Name:	Mark Meller

Address: c/o SilverSun Technologies, Inc. 120 Eagle Rock Avenue East Hanover, NJ 07936 Parent Common Stock Held: 406,534 shares

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

STOCKHOLDER:

By:	/s/ Sharieve Meller
Name:	Sharieve Meller

Address: c/o SilverSun Technologies, Inc. 120 Eagle Rock Avenue East Hanover, NJ 07936 Parent Common Stock Held: 800,000 shares

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

STOCKHOLDER:

By:	/s/ Sharieve Meller, Trustee
Name:	Mark M Meller Family Trust (Sharieve Meller, Trustee)

Address: c/o SilverSun Technologies, Inc. 120 Eagle Rock Avenue East Hanover, NJ 07936 Parent Common Stock Held: 800,000 shares

[Signature Page to Voting and Support Agreement]